Exhibit 99.1

Investor Contact:	Nancy Christal Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen Howard Dunn Vice President Corporate Communications (401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION COMPLETES

ACQUISITION OF APPROXIMATELY

700 STANDALONE SAV-ON AND OSCO DRUGSTORES

•	Gains Immediate Market Leadership in Fast-Growing Southern California Drugstore Markets, and Boosts Share in Key Midwest Markets

•	CVS is America’s #1 Pharmacy, Now Operating Over 6,100 Stores Across 42 States and the District of Columbia

WOONSOCKET, RHODE ISLAND, June 2, 2006—CVS Corporation (NYSE: CVS), today announced that it has completed the acquisition from Albertson’s, Inc., of approximately 700 standalone Sav-On and Osco drugstores and a distribution center in La Habra, California.

Tom Ryan, Chairman, President, and Chief Executive Officer of CVS Corporation, said: “This acquisition strengthens our position in key Midwest markets and provides an immediate leadership position in the fast-growing southern California markets. Our highly experienced team is already launching our comprehensive integration plan, and we welcome the talented Osco and Sav-On associates into the CVS family. We see significant, long-term strategic and financial benefits from the addition of these stores, and look forward to capitalizing on the many growth opportunities presented by this important acquisition.”

With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended April 1, 2006.